Exhibit 99.1

New Vision Television, LLC
and Subsidiaries

Consolidated Financial Statements

Nine Months Ended September 30, 2012 and 2011

New Vision Television, LLC and Subsidiaries

Index

September 30, 2012 and 2011

Page(s)

Unaudited Consolidated Financial Statements

Balance Sheets	1

Statements of Operations	2

Statements of Cash Flows	3

Notes to Financial Statements	4–9

New Vision Television, LLC and Subsidiaries

Unaudited Consolidated Balance Sheets

September 30, 2012 and 2011

	September 30,	December 31,
(in thousands of dollars) (unaudited)	2012	2011

Assets
Current assets
Cash and cash equivalents	$9,170	$9,680
Accounts receivable, less allowance for doubtful accounts of $489 and $665	23,607	25,092
Current portion of program broadcast rights	574	4,302
Prepaid expenses and other current assets	2,070	2,272
Total current assets	35,421	41,346
Property and equipment, net	46,908	54,525
FCC licenses and other intangibles, net	43,859	46,023
Other assets	4,232	4,708
Total assets	$130,420	$146,602
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$2,316	$2,573
Accrued payroll and vacation	3,276	2,462
Current portion of program broadcast rights payable	1,111	4,753
Accrued interest	277	775
Other current liabilities	5,869	3,130
Current portion of capital lease obligations	204	164
Current portion of long-term debt	2,438	3,938
Total current liabilities	15,491	17,795
Long-term debt and capital lease obligations, less current portion	58,552	81,997
Other long-term liabilities	1,818	1,534
	75,861	101,326
Members’ equity	54,559	45,276
Total liabilities and members’ equity	$130,420	$146,602

The accompanying notes are an integral part of these financial statements.

New Vision Television, LLC and Subsidiaries

Unaudited Consolidated Statements of Operations

Nine Months Ended September 30, 2012 and 2011

	Nine Months Ended September 30,
(in thousands of dollars) (unaudited)	2012	2011

Net revenues	99,112	80,777
Operating expenses
Direct operating expense	39,754	38,451
General, selling and administrative expense	30,716	26,269
Depreciation and amortization expense	10,843	11,990
Barter expense	3,999	4,323
Acquisition expense	—	547
	85,312	81,580
Total operating income (loss)	13,800	(803)
Other income (expense)
Interest expense	(4,828)	(6,034)
Loss on extinguishment of debt	—	(2,690)
Other	311	—
Total other expense	(4,517)	(8,724)
Net income (loss)	$9,283	$(9,527)

The accompanying notes are an integral part of these financial statements.

New Vision Television, LLC and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2012 and 2011

	Nine Months Ended September 30,
(in thousands of dollars) (unaudited)	2012	2011

Cash flows from operating activities
Net income (loss)	$9,283	$(9,527)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,263	12,156
Amortization of deferred financing costs and debt discount	829	679
Other	776	99
Loss on extinguishment of debt	—	2,690
Changes in assets and liabilities:
Accounts receivable	1,485	2,195
Prepaids, other assets and program broadcast rights	3,867	(2,099)
Accounts payable, accrued expenses and program broadcast rights payable	(644)	(30)
Accrued interest	(499)	17
Other liabilities	(211)	113
Net cash provided by operating activities	26,149	6,293
Cash flows from investing activities
Capital expenditures	(1,480)	(8,436)
Acquisitions, net of cash acquired	—	(1,548)
Net cash used in investing activities	(1,480)	(9,984)
Cash flows from financing activities
Proceeds from the issuance of long-term debt, net of debt discount	—	74,015
Principal payments on long term-debt and capital lease financing	(25,179)	(68,860)
Payments of deferred financing costs	—	(2,902)
Net cash (used in) provided by financing activities	(25,179)	2,253
Net increase (decrease) in cash and cash equivalents	(510)	(1,438)
Cash and cash equivalents
Beginning of period	9,680	9,434
End of period	$9,170	$7,996

Supplemental Disclosures:
Cash paid for interest	$4,495	$5,333
Capital expenditure funded by capital lease borrowings	80	—

The accompanying notes are an integral part of these financial statements.

New Vision Television, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Nine Months Ended September 30, 2012

(in thousands of dollars, except unit data)

1.                            Description of the Business

New Vision Television, LLC, the ultimate parent company of NVT Networks, LLC, was formed on August 5, 2009 and commenced operations on September 30, 2009.  New Vision Television, LLC and its wholly owned subsidiaries (“New Vision” or the “Company”) operates or services thirteen major network affiliated stations, all of which are affiliated with NBC, ABC, CBS or FOX.  In addition, the Company also has agreements to broadcast the CW or MyNetwork TV affiliated programs at four of the thirteen stations.  New Vision has operations and/or receives revenue in Oregon, Hawaii, Georgia, Kansas, Ohio, Pennsylvania, Iowa, Minnesota, Alabama, South Carolina and California.

On May 4, 2012, the Company entered into agreement to sell substantially all of its station assets to LIN Television Corporation, a wholly-owned subsidiary of LIN TV Corp. (“LIN Media”; NYSE: TVL) for approximately $334.9 million. In conjunction with the sale, LIN Television Corporation is assuming approximately $12 million in long-term debt. The remaining debt will be paid out of the proceeds to the Company.  The closing of the transaction occurred on October 12, 2012.

2.                            Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of our Company, New Vision’s wholly-owned and majority-owned and controlled subsidiaries, and variable interest entities (“VIEs”) for which the Company is the primary beneficiary.  New Vision reviews all local marketing agreements (“LMAs”), shared services agreements (“SSAs”), or joint sales agreements (“JSAs”), to evaluate whether consolidation of such arrangements is required.  All intercompany accounts and transactions have been eliminated.

Reclassifications

During the nine-months ended September 30, 2012, the Company corrected its accounting for first run broadcasting.  As of December 31, 2011 and June 30, 2012 the Company had capitalized and accrued first-run broadcasting of approximately $3.7 million and $1.1 million, respectively. The Company has not corrected any previously issued financial statements as it was considered immaterial to all prior balance sheets and there was no impact on the Statements of Operations or the Statements of Cash Flows.

PBC and NVTLH

In determining whether New Vision is the primary beneficiary of a VIE for financial reporting purposes, the Company considers whether is has the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and whether it has the obligations to absorb losses or the right to receive returns that would be significant to the VIE.  New Vision consolidates VIEs when it is the primary beneficiary.

PBC and NVTLH are 100% owned by independent third parties and were formed by a nominal capital investment so there is no non-controlling interest presented in the Company’s financial statements.

New Vision has a JSA and a SSA with PBC’s Savannah, GA and Topeka, KS stations, as well as an SSA with PBC’s Youngstown, OH station.  New Vision also has a Local Marketing Agreement (“LMA”) with NVTLH.  The agreements permit New Vision to sell and retain a percentage of the net

New Vision Television, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Nine Months Ended September 30, 2012

(in thousands of dollars, except unit data)

revenue from the stations’ advertising time in return for monthly payments to New Vision of the remaining percentage of net revenue as described in the various agreements.

The Company determined PBC and NVTLH are VIEs, and as a result of the JSA, SSA, and LMA, New Vision has a variable interest in PBC and NVTLH.  New Vision is the primary beneficiary of PBC and NVTLH, and therefore, New Vision consolidates PBC and NVTLH within its unaudited interim consolidated financial statements.

The carrying amounts and classifications of the assets, liabilities and member’s interest of PBC and NVTLH, which have been included in the consolidated balance sheets as of September 30, 2012, were as follows (in thousands):

	September 30,	December 31,
(in thousands of dollars)	2012	2011
Assets
Current assets
Cash and cash equivalents	$308	$779
Accounts receivable, less allowance for doubtful accounts	1,112	993
Current portion of program broadcast rights	423	355
Intercompany receivables	4,606	—
Prepaid expenses and other current assets	37	234
Total current assets	6,486	2,361
Property and equipment, net	2,738	3,534
FCC licenses and other intangibles, net	6,777	7,167
Other assets	715	378
Total assets	$16,716	$13,440
Liabilities and Members’ Equity
Current liabilities
Accounts payable and accrued expenses	$212	$398
Current portion of program broadcast rights payable	496	336
Other current liabilities	198	107
Intercompany payables	—	4,859
Current portion of long term debt	276	340
Total current liabilities	1,182	6,040
Long-term debt and capital lease obligations, less current portion	7,969	8,139
Other long-term liabilities	424	405
	9,575	14,584
Accumulated equity(deficit)	7,141	(1,144)
Total liabilities and members’ equity	$16,716	$13,440

New Vision Television, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Nine Months Ended September 30, 2012

(in thousands of dollars, except unit data)

Interim Financial Statements

The Consolidated Financial Statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 are unaudited. However, in the opinion of management, such financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and consistent with Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and related Notes included in New Vision Television LLC and its Subsidiaries financial statements ended December 31, 2011. The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Income Taxes

The Company is a multi-member limited liability company (“LLC”) that is treated as a partnership for income tax purposes.  Given this ownership structure, the Company does not provide for income taxes in these financial statements.  Also, as described above, the Company consolidates PBC and NVTLH pursuant to ASC 810, Consolidation.  These entities are also multi-member LLCs that are treated as partnerships for income tax purposes.  Given this structure, the Company also does not provide income taxes relative to these entities.

The New Vision operating agreement provides that tax distributions are required to be made on a quarterly basis to its members for payment of taxes to the extent funds are available for distribution and to the extent that a tax liability is generated.  The tax distributions for each member are calculated, in general, as the taxable income allocated to such member for the fiscal quarter multiplied by the applicable tax rate less the amount of nontax distributions received by the member for that fiscal quarter. At the current time, no tax distribution is determined to be necessary.

Fair Value of Financial Instruments

Due to their short maturities, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximated their fair values at September 30, 2012 and December 31, 2011.  The interest rates on the Company’s long-term debt and capital lease obligations reflect current market rates.  Accordingly, the carrying amounts of these instruments approximate fair value The fair values of our long-term debt are estimated based on Level 2 inputs of the three-level fair value hierarchy, including quoted market prices for the same issues, or based on the current rates offered to us for our debt.

3.                            Intangible Assets

The following table summarizes the carrying amounts of intangible assets:

New Vision Television, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Nine Months Ended September 30, 2012

(in thousands of dollars, except unit data)

	September 30, 2012		December 31, 2011
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
FCC licenses, network affiliation agreements and JSA agreements	$36,709	$—	$36,709	$—
Satellite retransmission agreements	11,568	(10,688)	11,787	(9,251)
Favorable leases	4,528	(1,071)	4,528	(803)
Advertiser base	2,425	(456)	2,425	(341)
Other definite-lived intangible assets	2,420	(1,576)	2,219	(1,250)
Intangibles, net	$57,650	$(13,791)	$57,668	$(11,645)

4.                            Long-term Debt and Capital Lease Obligation

Long-term debt and capital lease obligations consist of the following:

	September 30, 2012	December 31, 2011
Term loan credit agreement ($49,750 and $74,813, net of $691 and $894, as of September 30, 2012 and December 31, 2011)	$49,060	$73,919
Capital lease obligations	12,134	12,180
Total debt and capital lease obligations	61,194	86,099
Less: Current portion of debt and capital lease obligations	(2,642)	(4,102)
Total long-term debt and capital lease obligations	$58,552	$81,997

5.                            Other Legal Matters

The Company is involved in certain legal actions and claims arising in the normal course of business.  It is the opinion of management, based on consultation with the Company’s outside legal counsel, that resolution of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

6.                            Subsequent Events

The Company evaluated all events or transactions that occurred after the balance sheet date of September 30, 2012 through March 14, 2013, when these financial statements were available for issuance.

On October 12, 2012, the Company sold substantially all of its station assets to LIN Television Corporation, as further discussed with Note 1.